Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Neoware Systems, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-93942, 333-20185, 333-56298, 333-107970, 333-102878, 333-107974 and 333-126533) on Form S-8 and in the registration statements (Nos. 333-85490 and 333-107858) on Form S-3 of Neoware Systems, Inc. and subsidiaries of our reports dated September 12, 2005, with respect to the consolidated balance sheets of Neoware Systems, Inc. and subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended June 30, 2005 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2005 and the effectiveness of internal control over financial reporting as of June 30, 2005, which reports appear in the June 30, 2005 annual report on Form 10-K of Neoware Systems, Inc.

Our report with respect to the consolidated financial statements of Neoware Systems, Inc. as of June 30, 2005 and 2004 and for each of the years in the three-year period ended June 30, 2005 contains an explanatory paragraph regarding the adoption of SFAS No. 142, “Goodwill and Intangible Assets,” on July 1, 2002.

/s/ KPMG LLP

September 12, 2005 Philadelphia, Pennsylvania